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Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Omega Healthcare Investors, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated January 27, 2004, except for Note 20 as to which the date is February 13, 2004, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                  /s/ Ernst & Young LLP

McLean, Virginia
July 22, 2004

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Consent of Registered Independent Public Accounting Firm